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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13D

                  UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO.   8    )*
                                          --------

                           Pride International, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   74153Q102
--------------------------------------------------------------------------------
                                 (CUSIP Number)

    Thomas R. Denison, Esq - First Reserve Corporation, One Lafayette Place
                       Greenwich, CT 06830 (203) 625-2520
--------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                 March 29, 2005
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. / /

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1746 (11-03)

CUSIP No. 74153Q102               SCHEDULE 13D                Page 2 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve Corporation
    I.R.S. No.: 06-1210123
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    5,581,231
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    0
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    5,581,231
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,581,231
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      / /

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     4.0%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 74153Q102               SCHEDULE 13D                Page 3 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve Fund VII, Limited Partnership
    I.R.S. No.: 06-1457408
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    430,282
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    0
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    430,282
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     430,282
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      /x/

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     0.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 74153Q102               SCHEDULE 13D                Page 4 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve Fund VIII, L.P.
    I.R.S. No.: 06-1507364
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    5,107,679
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    0
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    5,107,679
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,107,679
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      /x/

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     3.7%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 74153Q102               SCHEDULE 13D                Page 5 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve GP VII, L.P.
    I.R.S. No.: 06-1520256
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    430,282
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    0
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    430,282
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     430,282
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      /x/

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     0.3%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 74153Q102               SCHEDULE 13D                Page 6 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve GP VIII, L.P.
    I.R.S. No.: 06-1507318
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of
                    0
   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    5,107,679
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting
                    0
   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    5,107,679
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     5,107,679
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      /x/

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     3.7%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 74153Q102               SCHEDULE 13D                Page 7 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve Fund IX, L.P.
    91-208465 2
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of

   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    3,581,440
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting

   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    3,581,440
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     3,581,440
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      /x/

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     2.6%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 74153Q102               SCHEDULE 13D                Page 8 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve GP IX, L.P.
    91-208465 3
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of

   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    3,581,440
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting

   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    3,581,440
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     3,581,440
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      /x/

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     2.6%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     PN
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

CUSIP No. 74153Q102               SCHEDULE 13D                Page 9 of 15 Pages
--------------------------------------------------------------------------------
1.  Names Of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (Entities Only).

    First Reserve GP IX, Inc.
    91-208465 2
--------------------------------------------------------------------------------
2.  Check the Appropriate Box if a Member of a Group* (See Instructions)
    (a)  / /

    (b)  /x/

--------------------------------------------------------------------------------
3.  SEC Use Only


--------------------------------------------------------------------------------
4.  Source of Funds* (See Instructions)

    N/A
--------------------------------------------------------------------------------
5.  Check if Disclosure of Legal Proceedings Is Required Pursuant
    to Items 2(d) OR 2(e)                                                    / /

--------------------------------------------------------------------------------
6.  Citizenship or Place of Organization

    Delaware
--------------------------------------------------------------------------------
                7.  Sole Voting Power
  Number of

   Shares      -----------------------------------------------------------------
                8.  Shared Voting Power
Beneficially
                    3,581,440
Owned by Each  -----------------------------------------------------------------
                9.  Sole Dispositive Power
  Reporting

   Person      -----------------------------------------------------------------
               10.  Shared Dispositive Power
    With
                    3,581,440
--------------------------------------------------------------------------------
11.  Aggregate Amount Beneficially Owned by Each Reporting Person

     3,581,440
--------------------------------------------------------------------------------
12.  Check if the Aggregate Amount in Row (11) Excludes
     Certain Shares* (See Instructions)                                      /x/

--------------------------------------------------------------------------------
13.  Percent of Class Represented by Amount in Row (11)

     2.6%
--------------------------------------------------------------------------------
14.  Type of Reporting Person* (See Instructions)

     CO
--------------------------------------------------------------------------------

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

         This Amendment No. 8 (this "Amendment") to the statement on Schedule 13D is filed by First Reserve Fund VII, Limited Partnership ("Fund VII"), First Reserve Fund VIII, L.P. ("Fund VIII"), First Reserve Fund IX, L.P. ("Fund IX"), First Reserve GP VII, L.P. ("GP VII"), First Reserve GP VIII, L.P. ("GP VIII"), First Reserve GP IX, L.P. ("GP IX"), First Reserve Corporation ("FRC"), and First Reserve GP IX, Inc. ("GP IX, Inc.", collectively with Fund VII, Fund VIII, Fund IX, GP VII, GP VIII, GP IX, and FRC, the "Reporting Persons"). This Amendment amends the statement on Schedule 13D originally filed on July 26, 1999, by Fund VII, Fund VIII, GP VII, GP VIII, and FRC, and relates to the Common Stock, no par value per share (the "Common Stock"), of Pride International, Inc., a Delaware corporation ("Pride" or the "Company"). That
Schedule 13D, as previously amended, is hereby further amended as set forth below.



ITEM 4.  PURPOSE OF THE TRANSACTION.

         The text of Item 4 is hereby amended by adding the following language:

         On March 29, 2005, the Reporting Persons sold an aggregate of 5,930,000 shares of Common Stock in reliance on an exemption from registration pursuant to Rule 144 of the Securities Act of 1933, as amended. All of these shares were sold by the Reporting Persons through broker's transactions at a price of $23.87 per share.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby deleted in its entirety and replaced with the following:

         (a) As of the date hereof, the Reporting Persons are the beneficial owners of Common Stock in the numbers and percentages set forth in the table below.

         The number and percentage of shares of Common Stock beneficially owned by each Reporting Person are as follows:



REPORTING PERSON                  SHARES BENEFICIALLY OWNED            PERCENTAGE OF CLASS (7)
----------------                  -------------------------            -----------------------

Fund VII (1)                                  430,282 (2)                         0.3%

GP VII (1)                                    430,282 (2)                         0.3%

Fund VIII (1)                               5,107,679 (3)                         3.7%

GP VIII (1)                                 5,107,679 (3)                         3.7%

First Reserve Corporation (1)               5,581,231 (4)                         4.0%

Fund IX                                     3,581,440 (5)                         2.6%

GP IX (6)                                   3,581,440 (5)                         2.6%

First Reserve GP IX, Inc. (6)               3,581,440 (5)                         2.6%
-----------------------------               -------------                        ----

Total for Reporting Persons                     9,162,671                         6.6%



         (1) GP VII is the general partner of Fund VII and may be deemed to share beneficial ownership of the shares of Common Stock owned by Fund VII. GP VIII is the general partner of Fund VIII and may be deemed to share beneficial ownership of the shares of Common Stock owned by Fund VIII. First Reserve Corporation, as the general partner of GP VII and GP VIII, may be deemed to share beneficial ownership of all of the shares of Common Stock owned by Fund VII, Fund VIII, GP VII and GP VIII.

         (2) Fund VIII, GP VIII, Fund IX, GP IX, and First Reserve GP IX, Inc. each disclaim beneficial ownership of such shares.

         (3) Fund VII, GP VII, Fund IX, GP IX, and First Reserve GP IX, Inc. each disclaim beneficial ownership of such shares.

         (4) Consists of (i) 5,537,961 shares of Common Stock held by First Reserve Corporation (through Fund VII, Fund VIII, GP VII and GP VIII) and (ii) 5,020 shares of restricted Common Stock and 38,250 shares of Common Stock underlying options issued to William E. Macaulay in his capacity as a director of the Company. First Reserve Corporation may be deemed to share dispositive and voting control over these shares. Each of Fund VII, Fund VIII, and Fund IX has an interest in a portion of the proceeds from the aforementioned shares of restricted Common Stock and shares of Common Stock underlying options issued to William E. Macaulay in his capacity as a director of the Company. Other than that interest, Fund IX, GP IX, and First Reserve GP IX, Inc. each disclaim beneficial ownership of all shares beneficially owned by First Reserve Corporation.

         (5) Fund VII, GP VII, Fund VIII, GP VIII, and First Reserve Corporation each disclaim beneficial ownership of such shares.

         (6) GP IX is the general partner of Fund IX and may be deemed to share beneficial ownership of the shares of Common Stock owned by Fund IX. First Reserve GP IX, Inc. as the general partner of GP IX may be deemed to share beneficial ownership of all of the shares of Common Stock owned by Fund IX and GP IX. First Reserve Corporation is the investment advisor to Fund IX.

         (7) The listed percentages for each Reporting Person other than First Reserve Corporation are based on the 138,799,908 shares of Common Stock outstanding on March 15, 2005 (the "Reported Figure"), as reported by the Company in its Report on Form 10-K, filed with the Securities and Exchange Commission on March 25, 2005. The listed percentages for First Reserve Corporation and for the Reporting Persons in aggregate are based on 138,838,158 shares of Common Stock, consisting of the Reported Figure and the 38,250 shares of Common Stock underlying options that were issued to William Macaulay in his capacity as a director of the Company (and over which First Reserve Corporation may be deemed to share beneficial ownership).

         (b) Fund VII and Fund VIII share the power to vote or to direct the vote and the power to dispose or direct the disposition of all shares held by them with their general partners, GP VII and GP VIII, respectively, each of whom, in turn, shares voting and dispositive power with its general partner, First Reserve Corporation. Fund IX shares the power to vote or to direct the vote and the power to dispose or direct the disposition of all shares held by it with its general partner, GP IX, which, in turn, shares voting and dispositive power with its general partner, GP IX, Inc.

         (c) During the past 60 days, the following transactions were effected:




                                                    NUMBER OF        PRICE PER
REPORTING PERSON            DATE OF SALE            SHARES SOLD      SHARE         TRANSACTION
--------------------------- ----------------------- ---------------- ------------- ---------------------
Fund VII                    March 29, 2005                  279,796        $23.87  Sale of common stock
--------------------------- ----------------------- ---------------- ------------- ---------------------
Fund VIII                   March 29, 2005                3,321,329        $23.87  Sale of common stock
--------------------------- ----------------------- ---------------- ------------- ---------------------
Fund IX                     March 29, 2005                2,328,875        $23.87  Sale of common stock
--------------------------- ----------------------- ---------------- ------------- ---------------------
TOTAL SHARES SOLD BY
REPORTING PERSONS IN PAST                                 5,930,000
60 DAYS
--------------------------- ----------------------- ---------------- ------------- ---------------------



         (d) To the best knowledge of each Reporting Person, except for the other Reporting Persons that share beneficial ownership of the shares held by such Reporting Person (as disclosed in this Item 5), no other person has the right to receive, or the power to direct the receipt of dividends from, or the power to direct the receipt of proceeds of the sale of the shares of Common Stock owned by such Reporting Person.

         (e) Not applicable.


ITEM 7.  EXHIBITS.

         Exhibit A. Joint Filing Agreement dated March 5, 2002, by and between First Reserve Fund VII, Limited Partnership; First Reserve Fund VIII, L.P.; First Reserve Fund IX, L.P.; First Reserve GP VII, L.P.; First Reserve GP VIII, L.P.; First Reserve GP IX, L.P.; First Reserve Corporation and First Reserve GP IX, Inc., filed on March 5, 2002 as Exhibit A to Amendment No. 4 to this
Schedule 13D, and incorporated herein by reference as Exhibit A to this Amendment No. 8.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

         Dated:  March 31, 2005.

                      FIRST RESERVE FUND VII, LIMITED PARTNERSHIP

                      By:      First Reserve GP VII, L.P., its General Partner
                               By:  First Reserve Corporation,
                                      its General Partner



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title:  Managing Director



                      FIRST RESERVE FUND VIII, L.P.

                      By:      First Reserve GP VIII, L.P., its General Partner,
                               By:    First Reserve Corporation
                                        its General Partner



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title: Managing Director

                      FIRST RESERVE FUND IX, L.P.

                      By:      First Reserve GP IX, L.P., its General Partner,
                               By:    First Reserve GP IX, Inc., its General
                                        Partner



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title:  Managing Director





                      FIRST RESERVE GP VII, L.P.

                      By:      First Reserve Corporation,
                                 its General Partner



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title:  Managing Director



                      FIRST RESERVE GP VIII, L.P.

                      By:      First Reserve Corporation, its General
                                          Partner



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title:  Managing Director



                      FIRST RESERVE GP IX, L.P.

                      By:      First Reserve GP IX, Inc., its General Partner



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title:  Managing Director

                      FIRST RESERVE CORPORATION



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title:  Managing Director



                      FIRST RESERVE GP IX, INC.



                               By:    /s/ Thomas R. Denison
                                      ------------------------------
                               Name:  Thomas R. Denison
                               Title:  Managing Director